COVENANT TRANSPORT ANNOUNCES FOURTH QUARTER FINANCIAL AND
OPERATING RESULTS

CHATTANOOGA, TENNESSEE - January 24, 2006 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2005.

Financial and Operating Results

For the quarter, total revenue increased 8.7%, to $178.4 million from $164.2 million in the same quarter of 2004. Freight revenue, which excludes fuel surcharges, increased 0.8%, to $148.4 million in the 2005 quarter from $147.2 million in the 2004 quarter. The Company measures freight revenue, because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. Net income increased to $4.4 million from a net loss of $6.5 million in the 2004 quarter. Net income per diluted share increased to $0.32 from a loss of $0.44 in the 2004 quarter. The 2004 fourth quarter included a $12.2 million after-tax, or $0.82 per share, increase to insurance claims reserves.

For the year, total revenue increased 6.5%, to $643.1 million from $603.6 million during 2004. Freight revenue decreased 0.5%, to $555.4 million in 2005 from $558.5 million in 2004. The Company generated net income of $5.7 million, or $0.40 per diluted share, for the year compared with $3.4 million, or $0.23 per diluted share, for 2004.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the quarter: "Although we still have a lot of work to do, I am very pleased with the progress that we made during the second half of 2005 to stabilize our freight base and improve our revenue per tractor both sequentially and versus a very strong fourth quarter of 2004. Average freight revenue per tractor per week (excluding fuel surcharge revenue) increased to $3,254 in the fourth quarter of 2005, an increase of 1.4% over the 2004 period and 6.1% sequentially over the third quarter of 2005. A key factor in the improvement was a 3.2% increase in average freight revenue per loaded mile, to $1.548 in the fourth quarter of 2005, compared with $1.500 in the fourth quarter of 2004. The increase in rates more than offset a 1.7% decrease in average miles per tractor mainly attributable to a smaller percentage of teams during the fourth quarter of 2005 versus the fourth quarter of 2004.

"In addition to the operational improvements described above, there were several items that affected different line items and had positive and negative effects on earnings for the quarter, including the following:

•	Driver payroll increased by approximately $0.03 per mile versus the fourth quarter of 2004 due to pay increases implemented earlier in 2005.
•	The decrease in diesel fuel prices (net of fuel surcharge collections) during the quarter had a positive impact of approximately $780,000 compared with the fourth quarter of 2004.
•
We accrued additional insurance expense primarily as a result of settlements of prior period claims. The combination of a good safety year in 2005 and the settlement of a substantial balance of claims during the fourth quarter resulted in our estimated balance of open claims being the lowest it has been since 2003 while our reserve for incurred but not reported claims is the highest it has ever been.

•	Depreciation expense was affected by a small gain on disposition of revenue equipment compared with a $1.4 million loss in the fourth quarter of 2004.

"During the quarter we increased borrowing by approximately $4.0 million and reduced our financing under operating leases by a present value of approximately $10.4 million. At December 31, 2005, our total balance sheet debt was $80.3 million and our stockholder's equity was $190.2 million, for a total debt-to-capitalization ratio of 29.7% and a book value of $13.56 per share. Our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.4 years and an average trailer age of 3.0 years. In advance of the tighter emission standards that will be implemented in 2007, we are planning an aggressive equipment program that will replace approximately 2,100 tractors and 1,600 trailers during 2006. We expect that approximately 300 tractors and all the trailers will be financed with operating leases and the remaining approximately 1,800 tractors will be purchased. Assuming the lease financing discussed above, and net of proceeds of disposition, we expect our balance sheet capital expenditures for 2006 to be approximately $65.0 million. At December 31, 2005, we had an aggregate of approximately $32 million of available borrowing capacity under our revolving credit facility and securitization facility."

Update on Restructuring
Regarding the restructuring, Mr. Parker said, "We continue to make progress towards our goal of restructuring the company around four service offerings. Highlights since our third quarter discussion include:

•
Hiring an external candidate, Steve Taggart, formerly the Chief Operating Officer of a midwest regional truckload carrier, as Vice President of Regional Operations, reporting to our newly hired Senior Vice President of Regional Operations.

•	Filling all senior management positions for the service offerings, except for our Dedicated service offering, which we expect to fill during the first quarter of 2006.
•	Completing the transition of all existing operations and sales positions to the new service offering structure.
•	Commencing our first two regional operations with approximately 80 trucks in each of the Southeast and Midwest.

"We expect to be fully operational under the new service offering structure, which includes system conversions, management realignment, new incentive plans, and financial reporting by the end of the second quarter. The second half of 2006 will be exciting to really begin executing under the new structure."

Outlook for 2006
Mr. Parker continued with the following comments concerning the company's expectations for 2006. "Our primary goal for 2006 is to properly execute the restructuring of our company around our four service offerings. We intend to be patient and to concentrate on properly aligning personnel, resources, and expectations for each service offering in order to establish a solid foundation for long-term success. As we simultaneously execute this plan throughout the entire company, we may experience some bumps and volatility. However, we expect meaningful improvement by the end of 2006, both financially and operationally.

"For the first quarter, we expect average freight revenue per tractor per week to improve at least five percent versus the first quarter last year. Operating costs will increase as a result of driver pay increases initiated in 2005, as well as to reflect general cost increases. We continue to monitor the driver situation very closely and are currently undecided regarding pay increases for 2006. If fuel costs stay at the current levels, we expect our fuel costs, net of surcharge revenue, to be up about $.01 per mile versus the first quarter of 2004. For the quarter, we hope to be profitable but believe the combination of being early in the restructuring process and the volatility of first quarter results makes it too difficult to establish profitability as a firm target.

"For the balance of the year, we expect to show improvement as the year goes on. As the restructuring brings the focus of separate measurement, reporting, and accountability to each division, we anticipate that additional areas for improvement will be identified. The path may not be smooth, but overall our goal will be to improve our financial results each quarter, both sequentially during 2006 and compared with the same quarter in 2005.

"From a fleet perspective we expect to concentrate on replacements instead of adding units during 2006, although we may add company units to match any owner-operator attrition. We do not plan to grow our total fleet size until profitability improves. As more emphasis is placed on our temperature-controlled and expedited divisions, we expect our length of haul to increase slightly. Assuming moderate to strong economic growth, a continuation of tight truckload capacity, and an ability to keep our trucks seated similar to last year, we expect rates to increase in the range of 3% to 5% and our utilization to improve over 2005. On the cost side, we expect our costs, excluding fuel, to be fairly similar to 2005, except for any potential increases in driver pay and general effects of inflation. If fuel prices, which are difficult to predict, stay in the $2.45 range, fuel costs net of surcharge could increase slightly over 2005."

The Company will be hosting a conference call tomorrow, January 25, at 1:30 p.m. Eastern Time to discuss the quarter as well as provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 4232083. An audio replay will be available for one week following the call at 800-642-1687, access code 4232083. For financial statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. With respect to our expectations for 2006 (including but not limited to our expectations regarding rates, average revenue per truck per week, fuel costs, and non-fuel costs) as well as expectations regarding our ongoing business in general, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer         (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                    (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended December 31			Twelve Months Ended December 31
($000s)	2005	2004	% Change	2005	2004	% Change
Freight revenue	$148,442	$147,196	0.8%	$555,428	$558,453	-0.5%
Fuel surcharge revenue	29,978	16,977		87,626	45,169
Total revenue	$178,420	$164,173	8.7%	$643,054	$603,622	6.5%

Operating expenses
Salaries, wages and related expenses (1)	64,280	61,879		242,457	225,778
Fuel expense	49,250	37,014		170,755	127,723
Operations and maintenance	8,779	7,705		33,625	30,555
Revenue equipment rentals and purchased transportation	15,557	16,183		61,228	69,928
Operating taxes and licenses	3,372	3,585		13,431	14,217
Insurance and claims (2)	12,507	27,774		41,034	54,847
Communications and utilities	1,612	1,651		6,579	6,517
General supplies and expenses	4,555	4,661		17,778	15,104
Depreciation and amortization	8,610	11,792		39,101	45,001
Total operating expenses	168,522	172,244		625,988	589,670
Operating income (loss)	9,898	(8,071)		17,066	13,952
Other (income) expenses:
Interest expense	1,261	720		4,203	3,098
Interest income	(83)	(18)		(273)	(48)
Other	(94)	(265)		(538)	(926)
Other expenses, net	1,084	437		3,392	2,124
Income (loss) before income taxes	8,814	(8,508)		13,674	11,828
Income tax expense (benefit)	4,364	(2,032)		8,003	8,452
Net income (loss)	$4,450	$(6,476)		$5,671	$3,376

(1) Includes a $1.5 million pre-tax insurance charge which was incurred in the fourth quarter of 2004.
(2) Includes a $18.0 million pre-tax insurance charge which was incurred in the fourth quarter of 2004.

Basic earnings per share	$0.32	$(0.44)		$0.40	$0.23
Diluted earnings per share	$0.32	$(0.44)		$0.40	$0.23
Weighted avg. common shares outstanding	13,979	14,663		14,175	14,641
Weighted avg. common shares outstanding adjusted for assumed conversions	14,025	14,877		14,270	14,833

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue	3.00%	-4.40%		1.02%	0.60%
Average freight revenue per loaded mile	$1.548	$1.500	3.2%	$1.507	$1.400	7.6%
Average freight revenue per total mile	$1.408	$1.364	3.2%	$1.357	$1.274	6.5%
Average freight revenue per tractor per week	$3,254	$3,208	1.4%	$3,013	$2,995	0.6%
Average miles per tractor per period	30,376	30,911	-1.7%	115,765	122,899	-5.8%
Weighted avg. tractors for period	3,471	3,486	-0.4%	3,535	3,558	-0.6%
Tractors at end of period	3,471	3,476	-0.1%	3,471	3,476	-0.1%
Trailers at end of period	8,565	8,867	-3.4%	8,565	8,867	-3.4%

	Dec 2005	Dec 2004
Total assets	$372,086	$360,026
Total equity	190,208	195,699
Total debt, including current maturities	80,281	52,170
Debt to Capitalization Ratio	29.7%	21.0%